Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE

CASI PHARMACEUTICALS REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS

ROCKVILLE, MD. (November 14, 2017) – CASI Pharmaceuticals, Inc. (the “Company”) (Nasdaq: CASI), a biopharmaceutical company dedicated to the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a commercial focus on China, today reported financial results for the three and nine months ended September 30, 2017.

As of September 30, 2017, CASI had cash and cash equivalents of approximately $21.6 million.

CASI reported a net loss for the third quarter of 2017 of ($1.6 million), or ($0.03) per share. This compares with a net loss of ($1.7 million), or ($0.03) per share, for the same period last year. For the first nine months of 2017, the Company reported a net loss of ($5.7 million), or ($0.10) per share as compared to a net loss of ($6.8 million), or ($0.15) per share for the first nine months of 2016. The smaller net loss for the nine-month period in 2017 can be attributed to a decrease in non-cash compensation expense associated with the timing of stock option issuances and a decrease in clinical costs associated with the ENMD-2076 fibrolamellar trial, offset by an increase in R&D costs related to the advancement of EVOMELA®, MARQIBO®, and ZEVALIN® with the China Food and Drug Administration (CFDA) and an increase in costs related to our internal preclinical program.

Ken K. Ren, Ph.D., CASI’s Chief Executive Officer, stated, “I am pleased with our third quarter financial results. In October, we announced a $23.8 million registered direct offering, funds raised from which will be used to advance our internal pipeline and support our business development in-license activities. With respect to existing in-licensed assets, we continue to advance EVOMELA®, MARQIBO®, and ZEVALIN® for the China market. EVOMELA® has been granted priority review by the CFDA, which we believe will accelerate its approval for the treatment of patients with multiple myeloma. We look forward to providing further updates on these in-licensed assets as well as on our internal pipeline candidates.”

About CASI Pharmaceuticals, Inc.

CASI is a U.S. based, late-stage biopharmaceutical company focused on the acquisition, development and commercialization of innovative therapeutics addressing cancer and other unmet medical needs for the global market with a focus on commercialization in China. CASI’s product pipeline features (1) EVOMELA®, MARQIBO® and ZEVALIN®, all U.S. Food and Drug Administration (FDA) approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights, and currently in various stages in the regulatory and clinical process for market approval in China, (2) CASI-001 and CASI-002, proprietary preclinical candidates in immune-oncology, and (3) our proprietary drug candidate, ENMD-2076, ongoing in one Phase 2 clinical study. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com and in CASI’s filings with the U.S. Securities and Exchange Commission.

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850
Phone 240.864.2600 /Fax 301.315.2437

CASI’s China rights to EVOMELA® (melphalan) for Injection, MARQIBO® (vinCRIStine sulfate LIPOSOME injection) and ZEVALIN® (ibritumomab tiuxetan) were previously licensed from its partner Spectrum Pharmaceuticals, Inc. Based on the U.S. FDA’s approval of these three licensed products, CASI is pursuing the Import Drug registration path for approval in China.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; the volatility in the market price of our common stock; risks relating to interests of our largest stockholders that differ from our other stockholders; the risk of substantial dilution of existing stockholders in future stock issuances, the difficulty of executing our business strategy in China; our inability to predict when or if our product candidates will be approved for marketing by the China Food and Drug Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development; the risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; dependence on third parties; and risks relating to the commercialization, if any, of our proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks). Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, MARQIBO® and ZEVALIN® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Torrey Hills Capital Jim Macdonald 858.456.7300 jm@sdthc.com

(Financial Table Attached)

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CASI PHARMACEUTICALS, INC.
SUMMARY OF OPERATING RESULTS

Three Months Ended September 30,

	2017	2016

Total revenues	$-	$-

Research and development	$970,989	$1,013,929

General and administrative	$625,878	$676,927

Net loss	$(1,613,523)	$(1,693,492)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.03)	$(0.03)

Weighted average number of shares outstanding (basic and diluted)	60,196,574	49,227,983

Cash and cash equivalents	$21,640,068	$24,137,329

Nine Months Ended September 30,

	2017	2016

Total revenues	$-	$-

Research and development	$3,747,683	$3,395,362

General and administrative	$1,961,463	$3,356,804

Net loss	$(5,722,287)	$(6,779,728)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.10)	$(0.15)

Weighted average number of shares outstanding (basic and diluted)	60,196,574	44,132,599

Cash and cash equivalents	$21,640,068	$24,137,329

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